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AIM MUNICIPAL BOND FUND                                            SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING: 2/28/2010
FILE NUMBER :      811-05686
SERIES NO.:        7

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
72DD.   1  Total income dividends for which record date passed during the period.
           (000's Omitted)
           Class A               $10,292
        2  Dividends for a second class of open-end company shares (000's Omitted)
           Class B               $   327
           Class C               $   903
           Class Y               $   179
           Investor Class        $ 3,552

73A.       Payments per share outstanding during the entire current period:
           (form nnn.nnnn)
        1  Dividends from net investment income
           Class A                     0.2081
        2  Dividends for a second class of open-end company shares (form nnn.nnnn)
           Class B                0.1739
           Class C                0.1736
           Class Y                0.2195
           Investor Class         0.2126

74U.    1  Number of shares outstanding (000's Omitted)
           Class A                51,437

        2  Number of shares outstanding of a second class of open-end company shares
           (000's Omitted)
           Class B                 1,712
           Class C                 5,692
           Class Y                   908
           Investor Class         16,483

74V.    1  Net asset value per share (to nearest cent)
           Class A               $  7.93
        2 Net asset value per share of a second class of open-end company shares (to nearest cent)
           Class B               $  7.94
           Class C               $  7.92
           Class Y               $  7.93
           Investor Class        $  7.93
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